Exhibit 4.1

CERTIFICATE OF  AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF  INCORPORATION
OF
CROMPTON CORPORATION

(formerly CK Witco Corporation, incorporated on May 27, 1999)

Adopted in accordance with the provisions
of Section 242 of the Delaware General Corporation Law

The undersigned, being the Secretary of Crompton Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.                                       That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article I thereof so that, as amended, said Article I shall read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Chemtura Corporation.

2.                                       That the foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly approved and adopted in accordance with Section 242 of the DGCL.

3.                                       That the Board of Directors of the Corporation duly adopted resolutions setting forth the foregoing amendment, declaring said amendment to be advisable and referring such amendment to the stockholders of the Corporation for consideration thereof.

4.                                       That the foregoing amendment has been duly approved and adopted in accordance with the provisions of the DGCL by the stockholders of the Corporation at a special meeting held on July 1, 2005.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed July 1, 2005.

CROMPTON CORPORATION

By:	/s/ Barry J. Shainman
Name:	Barry J. Shainman
Title:	Secretary